Exhibit 99.1
For Immediate Release
Health Grades, Inc. Announces Third Quarter Results
- Quarterly Revenues Grow 36% from Prior Year-
- Company Provides Update on Guidance -
- Conference Call to be Held Today at 9:00 a.m. MT/11:00 a.m. ET -
Golden, Colo. (November 1, 2006) — Health Grades, Inc. (NASDAQ: HGRD), the leading independent healthcare quality ratings company, today reported financial results for the third quarter ended September 30, 2006.
Revenue
Total revenues for the quarter increased 36% to approximately $7.2 million from $5.3 million in the third quarter of 2005 as a result of strong growth from the Provider Services and Internet Business Group products. Sales of HealthGrades’ suite of marketing and quality assessment and improvement products to hospitals accounted for approximately $1.1 million or 58% of the increase in revenue, and sales of its quality information to employers, benefits consulting firms, consumers and others accounted for approximately $0.8 million or 42% of the increase. Total revenues for the nine months ended September 30, 2006 increased 34% to approximately $20.0 million from $14.9 million for the first nine months of 2005.
Provider Services. For the quarter ended September 30, 2006, Provider Services revenue, which principally includes sales of hospital marketing products and quality improvement products, was approximately $4.9 million, an increase of $1.1 million, or 29% over the same period of 2005. For the nine months ended September 30, 2006, Provider Services revenue was approximately $14.4 million, an increase of $3.6 million, or 33% over the same period of 2005. The increase reflects increased sales of the Company’s marketing products.
Internet Business Group. For the quarter ended September 30, 2006, Internet Business Group revenue, which includes the sale of HealthGrades’ quality reports to consumers, revenue from the Company’s

Patient-Provider Gateway product and any website advertising and sponsorship revenue, was approximately $1.5 million, an increase of $0.7 million, or 88% over the same period of 2005. For the nine months ended September 30, 2006, Internet Business Group revenue was $3.6 million, an increase of $1.4 million, or 64% over the same period of 2005. This increase is principally due to both an increase in revenue from the Company’s Patient — Provider Gateway™ product resulting from the Tenet Healthcare agreement signed in the second quarter of 2006 and increased sales of the Company’s quality reports to consumers.
Strategic Health Solutions. For the quarter ended September 30, 2006, Strategic Health Solutions revenue, which includes sales of HealthGrades’ quality information to employers, benefit consultants, health plans and others as well as any sales of the Company’s data, was approximately $0.8 million, which is consistent with the same period of 2005. For the nine months ended September 30, 2006, Strategic Health Solutions revenue was $2.0 million, an increase of approximately $60,000, or 3% over the same period of 2005.
Income from Operations
Income from operations was approximately $1.5 million for the third quarter of 2006, an increase of 8% over the same period of 2005. Operating expenses grew from approximately $3.2 million during the three months ended September 30, 2005 to approximately $4.7 million for the three months ended September 30, 2006. The increase in operating expenses occurred principally due to the hiring of additional personnel during the latter part of 2005 and into 2006, increased legal fees and the Company’s adoption effective January 1, 2006 of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, which resulted in additional stock-based compensation costs. Operating income for the nine months ended September 30, 2006 was $3.6 million, an increase of $0.9 million or 33% from the nine months ended September 30, 2005.
Net Income
Net income for the third quarter of 2006 was approximately $942,000 or $0.03 per diluted share, compared to approximately $867,000 or $0.02 per diluted share, for the same period of 2005. Net income for the nine months ended September 30, 2006 was $2.3 million or $0.07 per diluted share, compared to $3.3 million or $0.10 per diluted share for the same period of 2005. Net income for the nine months ended September 30, 2006 reflects a tax expense of approximately $1.7 million. Net income for the nine months ended September 30, 2005 included an income tax benefit of $0.5 million resulting principally from the elimination of a valuation allowance for deferred tax assets. For the third quarter of 2006, the Company’s effective income tax rate was approximately 42%.
Cash Position; Stock Repurchases
HealthGrades completed the quarter ended September 30, 2006 with approximately $13.9 million in cash, cash equivalents and short-term investments, a 19% increase over the balance at December 31, 2005. In connection with a stock repurchase program announced June 22, 2006, the Company purchased 504,460 shares of its common stock for a total purchase price of $2,175,013 during the quarter ended September 30, 2006.

Kerry Hicks, President and Chief Executive Officer of Health Grades, Inc. stated, “We continue to invest in our intellectual property to ensure that we remain the leading market provider of healthcare ratings and quality information. We continue to include new value-added information such as normative cost data on 56 medical procedures and diagnoses. In addition, for selected states, we now offer physician malpractice information to consumers. ”
Kerry Hicks continued, “We are pleased with our third quarter results and are encouraged by the excellent growth of our Internet Business Group and Provider Services business.
As we have disclosed, to achieve the forecast we have previously given of a minimum 40% revenue growth and a target operating margin of 25%, we need to see continued acceleration in revenues from our newer product offerings. While we are encouraged by the activity we are seeing in many of these products, we have been challenged throughout this year to overcome what we had anticipated to be an incremental $3.5 million in revenue from an expanded relationship with Hewitt. With the Tenet agreement announced in May, we made up a portion of this shortfall; additionally, we anticipated that increased adoption of our Patient-Provider Gateway program along with some increased sales from our Strategic Health Solutions business would allow us to meet our expectations. Inherently, with the creation of new markets and associated products such as Patient-Provider Gateway we have less visibility with respect to the timing of the revenues. Although we are beginning to see increased adoption of our Patient-Provider Gateway offering, the timing of such increased adoption gives some uncertainty as to how much additional revenue we will be able to generate prior to year end.
Our expenses for the quarter have increased more than anticipated as a result of ongoing arbitration legal fees and significant commission rate increases at the end of the quarter. The commission increase relates to the fact that September was the best month in our history in terms of new Provider Sales contracts. Given that the sales occurred very late in the quarter, they did not have a significant impact on our revenues, but they did impact our commission expense based upon how we record expenses related to our sales efforts. In addition, these sales did contribute to a significant increase in our deferred revenue account.”
“Irrespective of the items noted above, we believe we are on track for at least a 35% increase in revenue over 2005 with an operating margin of approximately 20% in 2006. This revised guidance does not assume any significant sales from our Patient-Provider Gateway program or Strategic Health Solutions products that may positively impact our operating results and get us closer to our original forecast. As with many growing companies, the timing of market adoption of new and innovative products is always challenging. As consumers continue to demand more data to assist them in their search for quality healthcare, we believe we are well-positioned to continue enhancing our market dominance in this area. We are enthusiastic with respect to our outlook for 2007 and beyond. We believe that our main businesses will continue to generate strong revenues and that our new product offerings will continue to generate incremental revenue growth and margin expansion.”
As previously announced, HealthGrades will hold a conference call to discuss third quarter financial results today, at 11:00 a.m. Eastern Time/9:00 a.m. Mountain Time. If you would like to participate, please call (800) 661-2563 at least ten minutes prior to the start time of 11:00 am ET/9:00 am MT on November 1, 2006 and reference the following — Confirmation number: 16047406, Host Name: Allen Dodge, Company: HealthGrades. The telephone replay will be available one hour after the conclusion of the teleconference at (888) 843-8996 passcode 16047406 until December 1, 2006.

About Health Grades, Inc.
HealthGrades (Nasdaq:HGRD) is the leading healthcare ratings company, providing ratings and profiles of hospitals, nursing homes and physicians to consumers, corporations, health plans and hospitals. Consumers and some of the nation’s largest employers, health plans and hospitals rely on HealthGrades’ independent ratings to make healthcare decisions based on the quality of care. More information on the company can be found at http://www.healthgrades.com.
This press release contains forward-looking statements, including without limitation statements relating to the Company’s expected revenue growth and operating margin in 2006 and management’s expectations. Actual results may differ materially from those described in such forward-looking statements due to several factors, including without limitation unanticipated non-deductible compensation expense related to incentive stock options, the Company’s inability to continue accelerating sales of its licensing agreements, a decline in anticipated contract retention rates, the Company’s inability to enter into meaningful contractual arrangements and to successfully expand certain lines of business and other factors described in the company’s filings with the Securities and Exchange Commission, especially the section entitled “Risk Factors” in its 2005 Annual Report on Form 10-K. The company does not undertake to update its forward-looking statements.

HEALTH GRADES, INC.
Condensed Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenue:
Ratings and advisory revenue	$7,247,615	$5,334,279	$20,011,962	$14,902,955
Other	—	6,375	5,120	13,314

Total revenue	7,247,615	5,340,654	20,017,082	14,916,269

Expenses:
Cost of ratings and advisory revenue	1,114,898	780,949	3,343,425	2,303,706

Gross margin	6,132,717	4,559,705	16,673,657	12,612,563

Operating expenses:
Sales and marketing	2,266,895	1,331,590	5,849,969	3,947,345
Product development	877,015	766,611	2,541,419	2,284,569
General and administrative	1,536,769	1,115,081	4,704,588	3,678,953

Income from operations	1,452,038	1,346,423	3,577,681	2,701,696

Other:
Loss on sale of assets and other	(493)	—	(43)	1,405
Interest income	181,872	58,394	487,034	113,141
Interest expense	(87)	(588)	(293)	(662)

Income before income taxes	1,633,330	1,404,229	4,064,379	2,815,580
Income taxes	(691,061)	(537,447)	(1,744,701)	513,570

Net income	$942,269	$866,782	$2,319,678	$3,329,150

Net income per common share (basic)	$0.03	$0.03	$0.08	$0.12

Weighted average number of common shares used in computation (basic)	28,449,118	27,504,864	28,365,197	26,797,178

Net income per common share (diluted)	$0.03	$0.02	$0.07	$0.10

Weighted average number of common shares used in computation (diluted)	33,778,190	35,032,559	33,447,837	34,817,375

HEALTH GRADES, INC.
Condensed Balance Sheets
(Unaudited)

	SEPTEMBER 30,	DECEMBER 31,
	2006	2005
ASSETS
Cash and cash equivalents	$12,181,295	$9,682,106
Short-term investments	1,677,246	1,988,154
Accounts receivable, net	6.697,593	5,620,736
Prepaid expenses and other	608,923	562,540
Deferred income taxes	393,495	1,080,562

Total current assets	21,558,552	18,934,098

Property and equipment, net	1,954,512	1,595,065
Intangible assets, net	130,683	177,729
Goodwill	3,106,181	3,106,181
Deferred income taxes	366,592	31,400

Total assets	$27,116,520	$23,844,473

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$135,897	$278,912
Accrued payroll, incentive compensation and related expenses	1,676,026	1,525,844
Accrued expenses	522,850	275,865
Current portion of capital lease obligations	1,370	1,310
Current portion of deferred rent	80,633	70,263
Deferred income	12,474,294	11,742,827
Income taxes payable	12,037	15,020

Total current liabilities	14,903,107	13,910,041

Long-term portion of capital lease obligations	4,219	5,254
Long-term portion of deferred rent	250,049	311,599

Total liabilities	15,157,375	14,226,894

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, and 48,706,974 and 47,674,779 shares issued as of September 30, 2006 and December 31, 2005, respectively	48,706	47,674
Additional paid-in capital	94,259,309	91,984,099
Accumulated deficit	(66,326,936)	(68,646,614)
Treasury stock, 20,107,250 and 19,563,390 shares as of September 30, 2006 and December 31, 2005, respectively	(16,021,934)	(13,767,580)

Total stockholders’ equity	11,959,145	9,617,579

Total liabilities and stockholders’ equity	$27,116,520	$23,844,473